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                                                                       EXHIBIT 5

                            SPECIALTY CATALOG CORP.
                            -----------------------


                             STOCK OPTION AGREEMENT



     Grant made as of this 17th day of October, 1996, by SPECIALTY CATALOG CORP., a Delaware corporation, having its office at 21 Bristol Drive, South Easton, Massachusetts 02795, (hereinafter called the "Corporation") to Steven L. Bock, (hereinafter called the "Optionee").

     Whereas, the Corporation has heretofore adopted the SPECIALTY CATALOG CORP. 1996 STOCK OPTION PLAN, as amended (the "1996 Stock Plan"), for the benefit of certain of its directors, employees and consultants and employees and consultants of any subsidiary corporation of the Corporation, which 1996 Stock Plan has been approved by the Corporation's stockholders; and

     Whereas, the Optionee is a valuable and trusted employee and the Corporation considers it desirable and in its best interests that it provide Optionee with an inducement to acquire further proprietary interests in the Corporation;

     NOW, Therefore, in consideration of the premises, it is agreed between the parties as follows:

     First: Subject to all of the provisions hereinafter set forth and the terms and provisions of the 1996 Stock Plan (a copy of which the Optionee hereby acknowledges he/she has reviewed and has received all requested information in connection therewith), the Corporation grants to Optionee the right and option (hereinafter called the "Option") to purchase all or any part of an aggregate of 75,000 shares of common stock of the Corporation, par value
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$.01 per share (the "Shares"), at a price of $6.50 per share ("Option Price")
(such number being subject to adjustment as provided in Paragraph Seventh hereof) upon such terms and conditions as hereinafter set forth.

     Second:  The Option may be exercised by the Optionee with respect to the
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Shares as follows:

                             Percentage
                           Exercisable of        Exercise
Vesting Date:            Total Option Grant   Price Per Share
-----------------------  -------------------  ---------------

     October 17, 1997    20% (15,000) Shares            $6.50
     October 17, 1998    20% (15,000) Shares            $6.50
     October 17, 1999    20% (15,000) Shares            $6.50
     October 17, 2000    20% (15,000) Shares            $6.50
     October 17, 2001    20% (15,000) Shares            $6.50


       Third: The term of the Option shall be for a period of 10 years and shall
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expire at 6:00 p.m., October 17, 2006, subject to earlier termination as provided in Paragraphs Fifth and Sixth hereof.  The Option may be exercised as
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to any part or all of the Shares which shall have vested in accordance with
Paragraph Second, provided, however, that the Option may not be exercised as to
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less than one hundred (100) shares at any one time (or the remaining shares then purchasable under the Option if the same be less than one hundred (100) shares), and, further provided, that except as otherwise provided in Paragraphs Fifth and
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Sixth hereof, Optionee, at the time of his/her exercise of the Option, shall
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then be an employee of the Corporation or its subsidiaries and shall have been continuously employed by the Corporation, or one of its subsidiaries, for a period of one (1) year from the date hereof. (Absence on leave

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approved by or on behalf of the Corporation shall not be considered an interruption of employment for the purpose hereof).

     The holder of the Option shall not have any of the rights of a stockholder with respect to the shares covered by the Option, except to the extent that any such shares shall be actually delivered to him/her upon the due exercise of the Option.

     Fourth:  The Option herein granted may not be assigned, transferred,
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pledged or hypothecated in any way, and shall not be subject to execution, attachment or similar process whether by operation of law or otherwise, except under and pursuant to the last will and testament of Optionee or the applicable laws of descent and distribution. The Option may be exercised during the lifetime of the Optionee only by him or her except as otherwise provided in Paragraph Sixth hereof. The granting of the Option herein granted to Optionee
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shall not in any way be deemed to confer upon him or her any right to continuation of employment by the Corporation, or any subsidiary of the Corporation, nor shall it in any way interfere or affect the right of the Corporation or any subsidiary of the Corporation who shall be the employer of Optionee, to terminate Optionee's employment hereunder.

     Fifth:  If Optionee shall retire from full employment by the Corporation
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upon attaining his/her sixty-fifth (65th) birthday or his/her employment is terminated involuntarily by the Corporation without cause (other than by reason of death or disability) he/she may, but only within three (3) months next succeeding such cessation of employment, exercise the Option herein granted to him to the extent that he/she shall be entitled to exercise it at the date of such cessation of employment. If Optionee shall be discharged "for cause", as described in Section

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2(d) of the 1996 Stock Plan or resign from his/her employment by the
Corporation, the Option herein granted to him/her shall terminate on the date of such discharge or resignation and he/she shall forthwith forfeit any and all rights which may have accrued prior thereto. Any reasonable determination by or on behalf of the Corporation that Optionee was discharged for cause or resigned shall be final and absolute and shall not be subject to any question by the Optionee.

     For the purposes of this Agreement, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an "employee" of such corporation for purposes of Section 422(a) of the Code. If an individual is on military or sick leave or other bona fide leave of absence, such individual shall be considered an "employee" for purposes of the exercise of an Option or Right and shall be entitled to exercise such Option during such leave if the period of such leave does not exceed ninety (90) days, or, if longer, so long as the individual's right to reemployment with the corporation granting the option (or a related corporation) is guaranteed either by statute or by contract. If the period of leave exceeds ninety (90) days, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave, unless the individual's right to reemployment is guaranteed by statute or contract.

     A termination of employment shall not be deemed to occur by reason of (i) the transfer of an employee from employment by the Corporation to employment by a subsidiary corporation or a parent corporation of the Corporation, or (ii) the transfer of an employee from employment by a subsidiary corporation or a parent corporation of the Corporation to

                                       4
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employment by the Corporation or by another subsidiary corporation or parent corporation of the Corporation.

     In the event of the complete liquidation or dissolution of a subsidiary corporation, or in the event that such corporation ceases to be a subsidiary corporation, any unexercised Options granted to any person employed by such subsidiary corporation will be deemed cancelled unless such person is employed by the Corporation or by any parent corporation or another subsidiary corporation after the occurrence of such event. In the event an Option is to be cancelled pursuant to the provisions of the previous sentence, notice of such cancellation will be given to each Optionee holding unexercised Options and such holder of vested options will have the right to exercise such vested Options in full during the 30-day period following notice of such cancellation.

     Sixth:  (a)  In the event of death of Optionee while in the employ of
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Corporation or any of its subsidiaries, the Option herein granted to him/her shall be exercisable only within one (1) year following the date of his/her death by the person or persons to whom the rights under the Option shall pass by the Optionee's will or by the applicable law of descent and distribution, or within six (6) months after the date of the appointment of an administrator or executor of the estate of the Optionee, whichever date shall sooner occur, and then only if and to the extent that Optionee was entitled to exercise the Option at the date of his/her death.

     (b) In the event that Optionee becomes permanently and totally disabled while in the employ of the Corporation (or its subsidiaries), the Optionee may, but only within one (1) year after the date of termination of employment in the case of such disability, exercise his/her

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option to the extent he/she or his/her lawful agent, is then entitled to exercise it, but in no event after the expiration of the Option. For this purpose, Optionee shall be considered permanently and totally disabled if he/she is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of more than twelve (12) months. Optionee shall not be considered to be permanently or totally disabled unless he/she furnishes proof of the existence thereof in such form and manner and at such times as the Stock Option Committee of the Board of Directors may require. The Stock Option Committee's determination of whether Optionee is permanently or totally disabled shall be final and absolute and shall not be questioned by the Optionee, a representative of the Optionee or the Corporation.

     Seventh:  (a)  If all or any portion of the Option shall be exercised
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subsequent to any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation or other like change in the capital structure of the Corporation, occurring after the date hereof, the Board of Directors or the Stock Option Committee, as the case may be, shall make such adjustment to each outstanding Option that it, in its sole discretion, deems appropriate; provided, however, that no fractional share will be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued. No adjustment shall be made in the minimum number of shares which may be purchased at any one time.

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     (b)  Any Optionee, who is subject to the reporting requirements of Section
16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") shall comply with all applicable requirements of the Exchange Act and all other applicable securities laws.

     Eighth:  The granting of this Option is subject to Optionee's agreement
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that he/she or any successor to him/her will purchase the shares which are the subject hereof for investment and not with any view to or present intention to resell the same, and to the further agreement that he/she or such successor will confirm such intention by appropriate certificate at the time of exercising the Option, the form of such certificate to be satisfactory to counsel for the Corporation, and no shares will be issued pursuant to the Option unless and until such appropriate certificate shall be executed, signed and delivered by the Optionee or any successor. Optionee acknowledges that unless and until the Shares underlying the Option are registered under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to a registration statement on a form which is applicable for the resale of the Shares by the Optionee, the Shares issued on exercise of this Option may not be sold or otherwise transferred, except pursuant to an applicable exemption from the registration requirements of the 1933 Act, pursuant to an opinion of counsel satisfactory to the Corporation. The Optionee further agrees that certificates evidencing shares purchased upon exercise of the option shall bear a legend, in form satisfactory to counsel for the Corporation, referring to the restrictions on disposition of the Shares under the 1933 Act.

     Ninth:  The Option may be exercised by the delivery of written notice of
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such exercise to the Corporation, at 21 Bristol Drive, South Easton,
Massachusetts 02375, or such

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other address as designated by the Corporation.  Such notice shall state an intention to exercise the Option, the number of shares in respect of which it is being exercised, and shall be signed by the person or persons exercising the Option. Such notice shall be accompanied by the full purchase price of such shares, which payment shall be in cash, certified check, the tender of shares of the Corporation's stock (valued at the fair market price of the stock as of the date of tender) or the tender of vested but unexercised options (valued at the difference between the Option Price and the market value of the shares underlying the tendered options). The Corporation shall deliver a certificate or certificates representing such shares as soon as practicable after the notice is received.

     The certificates for the shares as to which the Option shall have been exercised shall be registered in the name of the person or persons exercising the Option and shall be delivered as provided above to or upon the written order of such person. In the event that the Option is exercised by any person or persons other than the Optionee, as may be permitted by the terms of the 1992 Stock Plan, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option, which proof shall be satisfactory to counsel to the Corporation.

     Tenth:  Upon exercise of the Options granted hereby, or upon sale of the
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shares purchased upon exercise of the Options, as the case may be, the
Corporation shall have the right to require the Optionee to remit the Corporation or in lieu thereof, the Corporation may deduct an amount of shares or cash sufficient to satisfy federal, state or local withholding tax

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requirements, if any, prior to the delivery of any certificate for such shares or thereafter, as appropriate.

     Eleventh:  As used herein, the terms "subsidiary" or "subsidiaries" shall
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mean any present or future corporation which would be a "subsidiary corporation"
of the Corporation as that term is defined in Section 424(f) of the Internal Revenue Code of 1954, as now or hereafter amended.

     Twelfth:  This Agreement contains the sole and entire Option Grant and may
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not be changed, varied, amended or modified, except by an instrument in writing duly executed by the Corporation.

                                SPECIALTY CATALOG CORP.:


                                BY:
                                -----------------------------------------
                                MARTIN E. FRANKLIN,
                                DIRECTOR

                                       9
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     I hereby accept the Option granted above in accordance with and subject to the terms and conditions of (i) the SPECIALTY CATALOG CORP. STOCK OPTION PLAN, as may be amended from time to time, and (ii) the Option Agreement set forth above, and agree to be bound thereby.

Date Accepted: _____________, 199___


Steven L. Bock
---------------------------
Optionee


Social Security Number:_________________________

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